UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 8, 2004

PRIDE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13289 (Commission File Number)	76-0069030 (I.R.S. Employer Identification No.)

5847 San Felipe, Suite 3300 Houston, Texas (Address of principal executive offices)	77057 (Zip Code)

Registrant’s telephone number, including area code: (713) 789-1400

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

     Pride has entered into a Separation Agreement, dated and effective as of October 8, 2004, with John C.G. O’Leary, a former executive officer, reflecting the terms of his separation from Pride in September 2004. The agreement provides that, in lieu of payments Mr. O’Leary would have received under the Employment/Non-Competition/Confidentiality Agreement dated February 5, 1999 between Pride and Mr. O’Leary, Mr. O’Leary will receive the following:

•	a separation payment of $1,000,000, which is equal to two times his base salary as of the date of his separation from Pride;

•	a bonus of $550,000, which is equal to two times his target annual bonus for the 2004 calendar year;

•	a prorated target bonus for 2004 of $188,650, which is equal to 55% of his base salary prorated from January 2004 through the separation date;

•	up to two years of life, health, medical, accident and disability insurance benefits for himself and his qualifying dependents; and

•	immediate vesting of his stock options and restricted stock awards and exercisability of his options for the remainder of their term.

The above provisions, other than the prorated 2004 bonus, are generally consistent with those provided in Mr. O’Leary’s employment agreement for involuntary terminations for reasons not associated with a change in control and not due to cause (as defined). In addition, the separation agreement reflects that, under Pride’s existing Supplemental Executive Retirement Plan, Mr. O’Leary is to receive a monthly payment of $3,333, commencing on his 62nd birthday and payable for the duration of his lifetime, and in the event he is survived by his spouse or in the event he dies before his 62nd birthday, a monthly amount for the remainder of his spouse’s life in the amount of $1,667.

     Mr. O’Leary has agreed to keep information concerning matters affecting or relating to Pride confidential. In addition, for a two-year period, Mr. O’Leary has agreed to neither engage in specified activities that are in competition with Pride nor solicit any Pride employee to leave or compete with the company. The separation agreement provides that any breach by Mr. O’Leary of these provisions will result in the suspension of the payments and benefits described above, including the forfeiture of unexercised stock options.

     Mr. O’Leary has waived, and released Pride from, all claims he may have against the company, except with respect to rights under the separation agreement and claims as may arise after the date of the waiver. Pride has waived, and released Mr. O’Leary from, all claims arising out of actions taken by him in good faith and in a manner he reasonably believed to be in, and not opposed to, the best interests of Pride. This release excludes actions that he knew or should have known were in violation of applicable law or company policy or otherwise in breach of any agreement between Mr. O’Leary and Pride, and Mr. O’Leary has agreed to indemnify Pride for claims arising out of such actions.

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     The foregoing summary is qualified in its entirety by reference to the separation agreement, which is filed as Exhibit 10.1 to this Current Report and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement

     As the result of the entry into the separation agreement as described in Item 1.01 above, the Employment/Non-Competition/Confidentiality Agreement dated February 5, 1999 between Pride and Mr. O’Leary was terminated, effective as of October 8, 2004. A brief description of terms and conditions of that employment agreement is included in Pride’s proxy statement on Schedule 14A filed on April 20, 2004, which description is incorporated herein by reference. Except as described in Item 1.01 above, Pride incurred no material early termination penalties in connection with the termination.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits

10.1	Separation Agreement, dated and effective as of October 8, 2004, between Pride and John C.G. O’Leary.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIDE INTERNATIONAL, INC.
By:	/s/ W. Gregory Looser
W. Gregory Looser
Vice President, General Counsel and Secretary

Date: October 14, 2004

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EXHIBIT INDEX

No.	Description
10.1	Separation Agreement, dated and effective as of October 8, 2004, between Pride and John C.G. O’Leary.